Exhibit 99.2

Management’s Discussion and Analysis of Results of Operations and Financial Condition

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report.

Overview

As of November 21, 2008, we own 117 luxury and upper upscale hotel properties and we are the largest lodging REIT in the National Association of Real Estate Investment Trust’s composite index. A REIT is a legal entity that owns real estate assets and, through payments of dividends to stockholders, is permitted to reduce or eliminate federal income taxes at the corporate level. Host operates as a self-managed and self-administered REIT and owns approximately 97% of the partnership interests of Host Hotels & Resorts, L.P., or Host LP.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry. The majority of our properties are located in central business districts of major cities, near airports and in resort/convention destinations. The target profile for our portfolio includes luxury and upper upscale hotels in urban and resort/convention destinations that benefit from significant barriers to entry by competitors. The classification of a property as luxury or upper-upscale is based on lodging industry standards, which take into consideration many factors such as guest facilities and amenities, level of service and quality of accommodations. Though hotels meeting this target profile will still be subject to competitive pressures, we believe this strategy will allow us to maintain room rate and occupancy premiums over our competitors. We also seek to maximize the value of our portfolio through aggressive asset management by assisting the managers of our hotels in maximizing property operations and by completing strategic capital improvements.

Our Customers

The majority of our customers fall into three broad groups: transient business, group business, and contract business, which accounted for approximately 56%, 40% and 4%, respectively, of our 2007 room sales. Similar to the majority of the lodging industry, we further categorize business within these categories based on characteristics they have in common as follows:

Transient business broadly represents individual business or leisure travelers. Overall, business travelers make up the majority of transient demand at our hotels, with leisure travelers making up the remainder. Therefore, our business will be more significantly affected by trends in business travel versus leisure demand. The four key subcategories of the transient business group are:

•

Premium: Sometimes referred to as “rack rate,” typically consists of rooms booked close to arrival during high demand periods and is the highest rate category available. Room rates will fluctuate depending on anticipated demand levels (e.g. seasonality, weekday vs. weekend stays).

•

Corporate: This is the benchmark rate which a hotel publishes and offers to the general public. It is typically the second highest category, and is for travelers that do not have access to negotiate or discount rates.

•

Special Corporate: This is a negotiated rate offered to companies and organizations that provide significant levels of room night demand to the hotel or to hotel brands generally. These rates are typically negotiated annually, at a discount to the anticipated corporate rate.

•

Discount: This encompasses all discount programs, such as AAA and AARP discounts, government per diem, rooms booked through wholesale channels, frequent guest program redemptions, and promotional rates and packages offered by a hotel.

Group business represents clusters of guestrooms booked together, usually with a minimum of 10 rooms. Examples include a company training session or a social event such as a family reunion. The following three key sub-categories of the group business category are:

•	Association: group business related to national and regional association meetings and conventions.

•	Corporate: group business related to corporate meetings (e.g., product launches, training programs, contract negotiations, and presentations).

•	Other: group business predominately related to social, military, education, religious, fraternal and youth and amateur sports teams, otherwise known as SMERF business.

The final category is contract demand, which refers to blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates. Contract rates are usually utilized by hotels that are located in markets that are experiencing consistently lower levels of demand. Airline crews are typical generators of contract demand for our hotels.

Understanding Our Performance

Our Revenues and Expenses

Our hotels are operated by third-party managers under long-term agreements under which they typically earn base and incentive management fees based on levels of the revenues and profitability of each individual hotel. We provide operating funds, or working capital, which the managers use to operate the property, including to purchase inventory and to pay wages, utilities, property taxes and other expenses. We generally receive a cash distribution from our hotel managers, which reflects hotel-level sales less property-level operating expenses (excluding depreciation), from our hotel managers each four-week or monthly accounting period, depending on the manager.

Hotel revenue is approximately 98% of our total revenue. The following table presents the components of our hotel revenue as a percentage of our total revenue:

% of 2007 Revenues
• Rooms revenue. Occupancy and average daily room rate are the major drivers of rooms revenue. The business mix of the hotel (group versus transient and premium versus discount business) is a significant driver of room rates.	61%

• Food and beverage revenue. Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel’s restaurants).	30%

• Other revenue. Occupancy, the nature of the property (i.e., resort, etc.) and its price point are the main drivers of other ancillary revenue, such as parking, golf course, spa, telephone, entertainment and other guest services.	7%

Hotel operating expenses are approximately 99% of our total operating costs and expenses. The following table presents the components of our hotel operating expenses as a percentage of our total operating costs and expenses:

% of 2007 Operating Costs and Expenses
• Rooms expense. These costs include housekeeping, reservation systems, room supplies, laundry services and front desk costs. Occupancy is the major driver of rooms expense. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided.	17%

• Food and beverage expense. These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions generally are more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.	27%

• Other departmental and support expenses. These expenses include labor and other costs associated with the other ancillary revenues such as parking, golf courses, spas, telephones, entertainment and other guest services, as well as labor and other costs associated with administrative departments, sales and marketing, repairs and minor maintenance and utility costs.	29%

• Management fees. Base management fees are computed as a percentage of gross revenue. Incentive management fees generally are paid when operating profits exceed certain threshold levels.	6%

• Other property-level expenses. These expenses consist primarily of real and personal property taxes, ground rent, equipment rent and property insurance. Many of these expenses are relatively inflexible and do not necessarily change based on changes in revenues at our hotels.	9%

• Depreciation and amortization expense. This is a non-cash expense that changes primarily based on the acquisition and disposition of hotel properties and the level of capital expenditures.	11%

The expense components listed above are based on those presented in our consolidated statements of operations. It is also worth noting that wage and benefit costs are spread among various line items, however, taken separately these costs represent approximately 50% of our hotel operating expenses.

Key Performance Indicators

Revenue per available room, or RevPAR, is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include food and beverage or parking, telephone or other guest service revenues generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core revenues for many hotels.

RevPAR changes driven predominately by occupancy have different implications on overall revenue levels as well as incremental operating profit than do changes driven predominately by average room rate. For example, increases in occupancy at a hotel would lead to increases in rooms revenues and ancillary revenues, such as food and beverage, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates, however, would not result in these additional room-related costs. As a result, RevPAR increases due to higher room rates have a greater impact on our profitability versus increases in occupancy levels.

We discuss operating results for our hotels on a comparable basis. Comparable hotels are those properties that we have owned for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired or sold, or that incurred business interruption due to significant property damage, large scale capital improvements or significant events during these periods.

We also have presented Comparable Hotel plus the Starwood Portfolio RevPAR. This metric represents our comparable hotels (described above) plus the 23 hotels acquired from Starwood on April 10, 2006 that we own as of December 31, 2007. Accordingly, we have included the results of the Starwood Portfolio for periods prior to our ownership in 2006 in the determination of the Comparable Hotel plus Starwood Portfolio RevPAR. See “Comparable Hotel and Comparable Hotel plus the Starwood Portfolio Operating Statistics” for further detail.

We also evaluate the performance of our business through non-GAAP financial measures, including FFO per diluted share and comparable hotel adjusted operating profit. See “Non-GAAP Financial Measures.” We use FFO per diluted share as a supplemental measure of company-wide profitability. See “Non-GAAP Financial Measures—FFO per diluted share” for further discussion. Another key profitability indicator we use is hotel adjusted operating profit, which is a non-GAAP measure to evaluate the profitability of our comparable hotels. Hotel adjusted operating profit measures property-level results before debt service and is a supplemental measure of individual property-level profitability. The comparable hotel adjusted operating profit that we discuss is an aggregation of the adjusted operating profit for each of our comparable hotels. See “Non-GAAP Financial Measures—Comparable Hotel Operating Results” for further discussion. Each of the non-GAAP measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit and earnings per share.

Summary of 2007 Operating Results

Comparable Hotel plus the Starwood Portfolio RevPAR increased 6.5% in 2007. The RevPAR increase was the result of an increase in average room rates of 5.9% and an increase in occupancy of 0.4 percentage points. For our comparable properties, RevPAR increased 5.8%. The growth in average room rate was driven by a number of positive factors, such as continued economic growth and low growth in the supply of new luxury and upper upscale hotels.

Total revenue increased $610 million, or 12.7%, to $5.4 billion for the year, primarily due to increases in RevPAR, as well as increases in food and beverage and other revenue items. Revenues for 2007 also reflect a full year of operations for the 23 hotels acquired from Starwood in April 2006 that we own as of December 31, 2007. Revenues include $1,056 million in 2007 compared to $755 million in 2006 from the Starwood Portfolio.

Net income from continuing operations increased $256 million in 2007 to $547 million. The increase was primarily the result of improved operating results at our hotels, increases in gains on insurance settlements, declines in corporate and other expenses (primarily due to decreases in stock compensation expense and a decrease in non-recurring costs as compared to 2006 which included costs associated with the Starwood acquisition) and a decline in interest expense. Net income decreased $11 million to $727 million in 2007. The decrease was due to a decline in gains on dispositions from $416 million in 2006 compared to $164 million in 2007. Diluted earnings per common share from continuing operations increased $.44 to $1.00 in 2007, while diluted earnings per share decreased $.15 to $1.33 in 2007. FFO per diluted share increased $.38, to $1.91, for 2007. FFO per diluted share was reduced by $.08 for 2007 due to costs associated with debt repayments or refinancings. By comparison, FFO per diluted share was reduced by $.09 for 2006 for similar transactions, as well as costs associated with preferred stock redemptions and the Starwood acquisition.

Comparable hotel adjusted operating profit increased as a result of the increases in overall revenues at our hotels, described above, but was negatively affected by a 4.3% increase in comparable hotel operating expenses. The increase in expenses was driven by increases in wages and benefits at the hotels and by increased management fees.

Investing Activities

Acquisitions

Domestically, we did not complete any acquisitions during 2007 due to several factors. During the first half of 2007, increased demand for premium assets (particularly from private equity funds and other buyers as a result of the availability of favorable debt financing) and continued strong lodging fundamentals caused significant upward pressure on asset prices. However, as the credit markets weakened in the second half of the year, favorable debt financing was not available and few luxury and upper-upscale hotels were marketed to be sold. As a result, management continued to focus on acquisitions in Europe, where we believe there are opportunities for growth outside of the domestic lodging cycle. Consistent with this strategy, our European joint venture purchased three properties located in Brussels, Belgium in July 2007. As a result of the acquisition at December 31, 2007, the European joint venture held over €1 billion in lodging assets and reflected a geographically diversified portfolio with ten properties in five countries.

Capital Expenditures

During 2007, we continued to enhance the competitiveness of our properties through one of the largest capital expenditure programs in our history. This program consists of ROI/repositioning and value enhancement projects as well as maintenance capital expenditures. These projects are focused on lobbies, public space, food and beverage facilities, spas, retail outlets, energy conservation, non-guest areas, meeting space and rooms. Over the past two years, we have spent $1.1 billion on capital expenditures, including $613 million in 2007. We spent approximately $346 million in 2007 on ROI/repositioning projects and value enhancement projects at 23 properties. These projects included the completion of the 105,000 square foot exhibit hall at the Orlando World Center Marriott, which opened in October 2007, and several significant projects at the Atlanta Marriott Marquis, including the construction of new food and beverage facilities, renovation of all existing break-out space and the construction of a new 26,000 square foot ballroom, which is scheduled to be completed by the second quarter of 2008. Additionally, at the J.W. Marriott, Desert Springs Resort, we recently renovated the lobby and opened a completely renovated spa, which expanded the size of the spa to 37,000 square feet. During 2007, our renewal and replacement capital expenditures totaled $267 million and included the renovation of over 6,500 rooms and over 625,000 square feet of meeting space.

Dispositions

During 2007, we took advantage of market conditions to dispose of nine properties where we believed the potential for long-term revenue growth was lower. Proceeds from these sales were approximately $400 million and were used to repay debt, invest in our portfolio, or for general corporate purposes. We recorded a gain on these sales of $164 million, net of tax, in 2007. The interest from perspective buyers slowed during the second half of 2007 due to the decline in the availability of financing as the credit markets tightened.

Financing Activities

Maintaining our strong interest coverage and leverage ratios remains a key management priority and, as a result of continued growth in cash flow at our properties and the repayment and refinancing of debt, we significantly improved our interest coverage and leverage ratios during 2007. During 2007, we issued approximately $1.0 billion of debt, including $600 million of 2 5/8% Exchangeable Senior Debentures and $434 million of mortgage debt. The proceeds, along with cash from hotel dispositions and available cash, were used to retire or prepay $1.3 billion of debt, which included $1.0 billion of mortgage debt, $250 million outstanding under our credit facility and $6 million of senior notes. Importantly, at December 31, 2007 we only had $247 million of debt maturing plus $14 million of principal amortization in 2008.

2008 Outlook

We believe that the economic drivers that impact underlying lodging fundamentals, such as growth in GDP, business investment and employment, are likely to weaken in 2008. The expected decline in these drivers will likely result in a significantly lower revenue growth rate for our hotels than was experienced in 2006 and 2007. While demand growth could moderate as a result of slowing economic drivers, projections for new supply in the markets in which we own hotels suggest that supply growth will also continue to fall short of long-term historical averages. While the pace of new lodging supply in various phases of development has increased over the past several quarters, the majority of new projects scheduled for completion in the near-term are largely concentrated in the economy and mid-scale segments and are located outside of major urban markets. Therefore, we do not expect most of the new hotel supply to directly compete with our core portfolio. We also believe the timing of some of these projects may be affected by increased building costs and the reduced availability of financing. These factors may further dampen the pace of new supply development beyond 2008.

We believe the slower economic growth in 2008 will likely result in lower transient demand, primarily from the corporate and leisure segments. Our group booking pace for 2008 is stronger than 2007; however, the short term group bookings may not materialize to the same extent that they did in 2007. Overall, we expect group demand to be similar to the levels achieved in 2007. Based on this outlook, we believe the increases in RevPAR in 2008 will continue to be driven by increases in the average room rate rather than occupancy. However, improvements in operating results will be constrained by increasing operating costs as well as certain costs increasing at a rate greater than inflation, including wages, benefits and real estate taxes.

We expect our current level of capital expenditures and investment projects will continue through 2008. As a result of this program, certain properties will continue to experience temporary business interruption during 2008. Due to the size and number of projects we expect to complete early in 2008, the disruption may be particularly significant in the first half of the year and, as a result, our operating margins will be adversely affected. However, over the long term, we expect to see improvements in RevPAR and operating margins as these projects are expected to enhance our properties’ competitive market position and profitability.

As a result of these trends and our efforts to improve the portfolio, we expect that for the 116 hotels that we consider comparable in 2008, which includes the Starwood Portfolio, RevPAR will increase approximately 2% to 4% when compared to 2007.

We anticipate that despite the recent tightening of the domestic credit markets, which we expect to restrict other potential buyers, investment opportunities for asset acquisitions in domestic urban and resort locations will continue to be limited for us. Liquidity concerns should moderate the increases in valuations that have occurred in recent years and limit the number of buyers who utilize higher levels of leverage. Consequently, owners will not likely be willing to sell their hotels at lower price levels initially, which, in the near term, will reduce the number of domestic properties available that will meet our return on investment requirements. Additionally, we expect that the decline in prospective buyers due to the tightening of the credit market will continue to limit our dispositions in 2008. However, we believe that in international markets, particularly in Europe, Asia and Latin America, there are more opportunities wherein we can leverage our investment through the use of joint ventures to acquire quality properties. As a result of the current strength of our balance sheet, and the number of sources of liquidity available to us (see “Liquidity and Capital Resources”), we feel we are well positioned to take advantage of any opportunities that may arise.

In 2007, we declared a total dividend of $1.00 per share. For 2008, we expect to declare a fixed $.20 per share common dividend each quarter as well as a special dividend in the fourth quarter, which, based on our current outlook, will be similar to the 2007 level. The amount of any dividend will be determined by Host’s Board of Directors.

As we believe the trends in the lodging industry provide less opportunity for improvements in our business in 2008, there can be no assurances that any increases in hotel revenues or earnings at our properties will continue for any number of reasons, including, but not limited to, slower than anticipated growth in the economy and changes in travel patterns.

Results of Operations

The following table reflects certain line items from our audited statements of operations and other significant operating statistics (in millions, except operating statistics and percentages):

	2007	2006	% Change 2006 to 2007	2005	% Change 2005 to 2006
Revenues:
Total hotel sales	$5,292	$4,683	13.0%	$3,579	30.8%
Operating costs and expenses:
Property-level costs (1)	4,444	3,962	12.2	3,140	26.2
Corporate and other expenses	69	94	(26.6)	67	40.3
Gain on insurance settlement	51	13	N/M (5)	9	44.4
Operating profit	950	759	25.2	492	54.3
Interest expense	422	450	(6.2)	443	1.6
Minority interest expense	32	41	(22.0)	16	N/M (5)
Income from discontinued operations	180	447	(59.7)	54	N/M (5)
Net income	727	738	(1.5)	166	N/M (5)

All hotel operating statistics (2):
RevPAR	$142.81	$133.48	7.0%	$121.66	9.7%
Average room rate	$194.71	$182.56	6.7%	$167.64	8.9%
Average occupancy	73.3%	73.1%	0.2 pts.	72.6%	0.5 pts.

Comparable hotel operating statistics (3):
RevPAR	$145.37	$137.36	5.8%	N/A	8.5%
Average room rate	$197.75	$187.05	5.7%	N/A	9.2%
Average occupancy	73.5%	73.4%	0.1 pts.	N/A	(0.4) pts.

Comparable hotel plus Starwood Portfolio operating statistics(4):
RevPAR	$145.90	$136.95	6.5%	N/A	N/A
Average room rate	$197.08	$186.09	5.9%	N/A	N/A
Average occupancy	74.0%	73.6%	0.4 pts.	N/A	N/A

(1)	Amount represents operating costs and expenses per our consolidated statements of operations less corporate expenses and the gain on insurance settlement.
(2)	Operating statistics are for all properties as of December 31, 2007, 2006 and 2005 and include the results of operations for hotels we have sold prior to their disposition.
(3)	Comparable hotel operating statistics for 2007 and 2006 are based on 93 comparable hotels as of December 31, 2007. The percent change from 2005 to 2006 is based on 95 comparable hotels as of December 31, 2006. See “Comparable Hotel and Comparable Hotel plus the Starwood Portfolio Operating Statistics” for further details.
(4)	Comparable hotel plus Starwood Portfolio statistics are based on 93 comparable hotels plus 23 hotels acquired from Starwood in April 2006 that we own as of December 31, 2007.
(5)	N/M=Not Meaningful

Hotel Sales Overview

	2007	2006	% Change 2006 to 2007	2005	% Change 2005 to 2006
	(in millions)			(in millions)
Revenues
Rooms	$3,294	$2,916	13.0%	$2,194	32.9%
Food and beverage	1,642	1,470	11.7	1,147	28.2
Other	356	297	19.9	238	24.8

Total hotel sales	$5,292	$4,683	13.0	$3,579	30.8

2007 Compared to 2006

Hotel sales growth for 2007 was due to increases in RevPAR, as well as increases in food and beverage and other revenue items. Hotel sales for 2007 also reflect a full year of operations for the Starwood Portfolio and include $1,056 million and $755 million in 2007 and 2006, respectively, from these properties. Sales for properties sold have been reclassified as discontinued operations. See “Discontinued Operations” below.

Comparable Hotel plus the Starwood Portfolio RevPAR increased 6.5% in 2007 and comparable hotel RevPAR increased 5.8% (as of December 31, 2007, 93 of our 119 hotels have been classified as comparable hotels). The increase in RevPAR was the result of strong growth in average room rates and a slight increase in occupancy. The growth in average room rate was driven by increasing demand due to strong economic growth in the first half of 2007 and low growth in the supply of new luxury and upper upscale hotels. As a result of these trends, our operators were able to continue to increase room rates, while marginally improving the year-over-year occupancy levels. However, occupancy was affected at a number of our hotels by our capital expenditure program, which is described below, as well as weakness in individual markets.

Food and beverage revenues for our comparable hotels increased 3.7%, primarily due to increased sales from our catering and banquet business and meeting room rentals. In addition, operating margins at our food and beverage outlets increased 1.1 percentage points. Other revenues for our comparable hotels, which primarily represent spa, golf, parking, internet connectivity and other fees, increased 7.4%.

While management evaluates the performance of each individual hotel against its competitive set in a given market, overall we evaluate the portfolio operating results using three different criteria: property type (i.e. urban, suburban, resort/convention or airport), geographic region and mix of business (i.e. transient, group or contract).

Comparable Hotel Sales by Property Type

The following tables set forth performance information as of December 31, 2007 and 2006:

Comparable Hotels plus the Starwood Portfolio by Property Type (a)(b)

	As of December 31, 2007		Year ended December 31, 2007			Year ended December 31, 2006
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	55	33,016	$210.91	77.0%	$162.41	$197.19	76.2%	$150.25	8.1%
Suburban	32	12,307	157.59	67.5	106.31	148.62	67.4	100.14	6.2
Airport	17	7,556	138.39	75.2	104.01	132.81	74.1	98.39	5.7
Resort/Convention	12	7,337	256.16	70.5	180.61	247.96	71.8	178.04	1.4

All Types	116	60,216	197.08	74.0	145.90	186.09	73.6	136.95	6.5

Comparable Hotels by Property Type (b)

	As of December 31, 2007		Year ended December 31, 2007			Year ended December 31, 2006			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Urban	40	23,518	$210.60	77.1%	$162.32	$196.92	76.8%	$151.21	7.3%
Suburban	27	10,580	158.52	67.3	106.73	149.14	67.5	100.62	6.1
Airport	15	6,557	142.90	74.0	105.69	137.58	72.7	100.02	5.7
Resort/ Convention	11	6,825	261.94	70.4	184.44	253.31	71.8	181.91	1.4

All Types	93	47,480	197.75	73.5	145.37	187.05	73.4	137.36	5.8

(a)	The 2006 results and percentage change statistics include results prior to our ownership of the Starwood Portfolio.
(b)	The reporting period for 2007 is from December 30, 2006 to December 28, 2007 and for 2006 is from December 31, 2005 to December 29, 2006 for our Marriott hotels. For further discussion, see “Reporting Periods”.

For 2007, RevPAR increased across all of our hotel property types, led by our urban hotels, as we benefited from strong performance in several downtown markets such as Boston, New York, and San Francisco. We also experienced RevPAR growth at our suburban hotels due to strong performances at our suburban Boston, Denver and Los Angeles hotels. RevPAR growth at our airport hotels was led by our San Francisco and Houston airport hotels. RevPAR growth for our resort/convention hotels was moderate as several hotels were significantly affected by major renovations.

Comparable Hotel Sales by Geographic Region

The following tables set forth performance information as of December 31, 2007 and 2006:

Comparable Hotels plus the Starwood Portfolio by Region (a)(b)

	As of December 31, 2007		Year ended December 31, 2007			Year ended December 31, 2006			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Pacific	28	16,019	$200.99	75.9%	$152.60	$191.66	75.4%	$144.44	5.7%
Mid-Atlantic	11	8,681	260.84	82.6	215.51	237.41	80.6	191.25	12.7
North Central	14	6,175	153.96	69.3	106.63	148.14	70.5	104.46	2.1
Florida	10	5,922	205.56	69.7	143.25	199.08	70.4	140.17	2.2
New England	11	5,663	176.22	74.7	131.68	167.98	72.3	121.47	8.4
DC Metro	13	5,662	198.34	75.6	150.03	192.78	73.5	141.66	5.9
South Central	8	4,358	158.80	70.1	111.35	149.65	71.2	106.62	4.4
Mountain	7	2,640	148.59	66.7	99.06	137.98	67.4	92.94	6.6
Atlanta	7	2,625	197.10	68.6	135.13	188.61	70.5	132.97	1.6
International	7	2,471	156.37	69.3	108.30	143.61	70.4	101.05	7.2

All Regions	116	60,216	197.08	74.0	145.90	186.09	73.6	136.95	6.5

Comparable Hotels by Region (b)

	As of December 31, 2007		Year ended December 31, 2007			Year ended December 31, 2006			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Pacific	22	12,016	$211.60	75.1%	$158.90	$200.75	74.5%	$149.49	6.3%
Mid-Atlantic	8	5,870	248.56	81.3	202.12	227.45	79.9	181.76	11.2
North Central	11	4,586	160.44	70.6	113.22	154.63	72.3	111.87	1.2
Florida	9	5,663	209.60	69.6	145.95	203.71	70.2	142.94	2.1
New England	6	3,032	182.63	77.8	142.10	170.11	76.9	130.81	8.6
DC Metro	12	5,399	197.41	75.4	148.78	192.23	73.1	140.51	5.9
South Central	7	4,126	152.88	70.5	107.77	144.72	71.6	103.63	4.0
Mountain	6	2,210	142.20	64.8	92.08	132.71	65.5	86.98	5.9
Atlanta	7	2,625	197.10	68.6	135.13	188.61	70.5	132.97	1.6
International	5	1,953	165.19	69.8	115.31	151.61	72.0	109.21	5.6

All Regions	93	47,480	197.75	73.5	145.37	187.05	73.4	137.36	5.8

(a)	The 2006 results and percentage change statistics include results prior to our ownership of the Starwood Portfolio.
(b)	The reporting period for 2007 is from December 30, 2006 to December 28, 2007 and for 2006 is from December 31, 2005 to December 29, 2006 for our Marriott hotels. For further discussion, see “Reporting Periods”.

For 2007, our Mid-Atlantic region continued to be the top performing region due to exceptional RevPAR growth by our New York City hotels driven by strong business and leisure transient demand and average room rate increases. The New England region also performed well due to increased city-wide events in the Boston market, particularly during the second half of the year, as this market was affected by lower levels of group and transient demand during the first half of the year.

Increases in RevPAR for our Pacific, Washington D.C. and Mountain regions were generally consistent with the levels for the overall portfolio. Increases in RevPAR in our Pacific region were driven by the Los Angeles and San Francisco markets. The Los Angeles market grew due to increased average room rates for transient business along with a strong group base. The San Francisco market had a strong year driven by city-wide events. The growth in the Washington D.C. region was driven by the performance of our downtown hotels, which was partially offset by weak performance by our suburban properties in the region.

RevPAR growth during the year in the Florida region was moderate, as group activity was slow due to hurricane concerns and renovation displacement at several hotels including the Harbor Beach Marriott Resort and Spa and the Tampa Marriott Waterside Hotel and Marina. The weak RevPAR growth in the Atlanta region was due to lower levels of occupancy, as city-wide demand decreased from the unusually strong performance in 2006 that reflected business relocation from New Orleans due to Hurricane Katrina. However, in the fourth quarter, the Atlanta region experienced RevPAR increases due to strong group bookings in the mid-town area. The North Central region under-performed the portfolio primarily due to weakness in the Chicago market.

Hotel Sales by Business Mix. The majority of our customers fall into three broad groups: transient, group and contract business. Individual travelers are referred to as “transient” customers. Those traveling as part of an organized group, meeting or convention are referred to as “group” customers. “Contract” customers represent blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates, such as airline crews. The information below is derived from business mix data for 109 of our hotels for which business mix data is available from our managers.

In 2007, relatively strong demand levels allowed our operators to increase average daily room rates, particularly in the corporate transient segments. Overall transient average daily rates increased 7% when compared to last year and our overall group average room rate for these hotels increased almost 5%. We expect that the ability to achieve increases in average daily rates will moderate in 2008 in conjunction with expectations for weaker economic and demand growth.

2006 Compared to 2005

Hotel sales growth for 2006 was due to increases in RevPAR, as well as increases in food and beverage and other revenue items. Hotel sales include $863 million in 2006 from the Starwood Portfolio. Sales for properties sold have been reclassified as discontinued operations. See “Discontinued Operations” below.

As of December 31, 2006, 95 of our 128 hotels were classified as comparable hotels. Comparable hotel sales increased 7.6% to approximately $3.8 billion for 2006. The revenue growth reflects the increase in comparable RevPAR of 8.5%, as a result of an increase in average room rates of 9.2% and a slight decrease in occupancy of 0.4 percentage points. The growth in average room rate was driven by a number of positive trends such as strong United States GDP growth, low growth in the supply of new luxury and upper upscale hotels and the strengthening in the group and transient segments of our business. As a result of these trends, our operators were able to significantly increase average daily room rates and continued to manage the mix of business away from lower rated discount and contract business in favor of higher rated corporate transient and corporate and association group business. However, this yield management at our hotels did result in fewer occupied rooms and was the primary factor for the slight occupancy decline. Occupancy was also affected by weakness in individual markets and temporary disruption to certain properties due to our capital expenditure program.

Food and beverage revenues for our comparable hotels increased 6.6%, primarily due to increased sales from our catering and banquet business. Growth in sales of our food and beverage operations, which historically represent approximately 30% of our revenues, also positively affected overall operating margins, as our managers continue to shift business from outlets to banquet sales. Food and beverage margins increased 2.1 percentage points in 2006.

Comparable Hotel Sales by Property Type

The following table sets forth performance information as of December 31, 2006 and 2005:

Comparable Hotels By Property Type (a)

	As of December 31, 2006		Year ended December 31, 2006			Year ended December 31, 2005			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Urban	39	22,680	$197.20	76.8%	$151.43	$179.94	76.6%	$137.90	9.8%
Suburban	29	11,138	145.94	67.3	98.27	134.69	67.7	91.12	7.8
Airport	16	7,328	135.31	73.1	98.85	122.41	75.9	92.89	6.4
Resort/ Convention	11	6,825	253.31	71.8	181.91	236.64	71.8	170.00	7.0

All Types	95	47,971	184.77	73.3	135.46	169.23	73.7	124.80	8.5

(a)	The reporting period for 2006 for our Marriott hotels is from December 31, 2005 to December 29, 2006 and for 2005 is from January 1, 2005 to December 30, 2005.

For 2006, revenues increased across all of our comparable hotel property types, led by our urban hotels, as we benefited from strong performance in several of our downtown markets such as Chicago, New York and Boston. RevPAR growth at our resort/convention hotels was driven by the RevPAR increases at our Naples, Florida and Maui, Hawaii resort/convention hotels. The increase in RevPAR at our airport hotels was less than the comparable portfolio as the increase in average room rates of 10.5% was partially offset by decreases in occupancy of 2.8 percentage points due, in part, to renovations at our San Francisco airport hotels. The comparable hotel RevPAR increase for our suburban hotels reflected an increase in average room rates of 8.4%.

Comparable Hotel Sales by Geographic Region

The following table sets forth performance information as of December 31, 2006 and 2005:

Comparable Hotels By Region (a)

	As of December 31, 2006		Year ended December 31, 2006			Year ended December 31, 2005			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Pacific	21	11,485	$201.76	74.6%	$150.44	$184.70	76.3%	$140.87	6.8%
Florida	10	6,435	192.58	70.9	136.47	177.63	71.8	127.57	7.0
Mid-Atlantic	8	5,865	227.45	79.9	181.76	207.20	78.8	163.22	11.4
DC Metro	13	5,335	185.39	71.8	133.10	173.23	76.4	132.41	0.5
North Central	12	4,906	152.28	72.2	109.89	138.55	69.0	95.58	15.0
South Central	7	4,125	144.72	71.6	103.63	131.25	74.1	97.25	6.6
Atlanta	7	2,625	188.61	70.5	132.97	171.69	69.4	119.13	11.6
New England	6	3,032	170.11	76.9	130.81	155.57	72.9	113.35	15.4
Mountain	6	2,210	132.71	65.5	86.98	119.89	64.3	77.04	12.9
International	5	1,953	151.61	72.0	109.21	134.18	72.2	96.83	12.8

All Regions	95	47,971	184.77	73.3	135.46	169.23	73.7	124.80	8.5

(a)	The reporting period for 2006 for our Marriott hotels is from December 31, 2005 to December 29, 2006 and for 2005 is from January 1, 2005 to December 30, 2005.

For 2006, we experienced RevPAR increases in all regions. Our New England region was the top performing region due to very strong group demand at our downtown Boston hotels. The North Central region also performed well primarily due to an increase in the average room rate and the average occupancy. The improvement was the result of strong growth across all segments of demand, particularly group demand at our six hotels in the Chicago market, which benefited from a significant increase in the number of city-wide convention events in 2006. Additionally, increases in comparable hotel RevPAR in our Mountain region were due primarily to RevPAR increases at our three comparable hotels in the Denver market and our hotels in the Phoenix/Scottsdale area.

RevPAR growth in our Pacific and South Central regions were moderate. Our Pacific region benefited from strong RevPAR growth in the Hawaii and San Diego markets and our South Central region had RevPAR increases driven primarily by strong increases in average room rate. The DC region was our worst performing region. Comparable hotel RevPAR in the DC region was negatively affected by the renovations at the JW Marriott, Washington, D.C., which had a significant number of rooms out of service for the first and second quarters of 2006, as well as an overall decrease in congressional activity and a reduction in group business compared to 2005, which included the effect of the Presidential inauguration.

Hotel Sales by Business Mix. In 2006, overall demand was stronger and, therefore, our operators were able to significantly increase average daily room rates, particularly in the corporate transient segments. Overall transient average daily rates increased 10% when compared to last year and our overall group average room rate for these hotels increased almost 7%. The gap between transient rates and group rates widened in 2006, indicating that pricing power remained strong. The information above was derived from business mix data for 100 of our hotels for which business mix data is available from our managers.

2007 compared to 2006 and 2006 compared to 2005

Rental Income. Our rental income represents lease income from our 71 leased HPT Properties and three office property leases, as well as lease income from one upper upscale hotel. Rental income improved $1 million in 2007 from 2006 and $8 million in 2006 from 2005 primarily due to the increase in operations at the leased HPT Properties as a result of investments in the properties by the lessor and improvements in the overall economy.

Property-level Operating Expenses

	2007	2006	% Change 2006 to 2007	2005	% Change 2005 to 2006
	(in millions)			(in millions)
Rooms	$787	$694	13.4%	$527	31.7%
Food and beverage	1,192	1,080	10.4	854	26.5
Other departmental and support expenses	1,287	1,156	11.3	974	18.7
Management fees	269	223	20.6	161	38.5
Other property-level expenses	393	359	9.5	277	29.6
Depreciation and amortization	516	450	14.7	347	29.7

Total property-level operating expenses	$4,444	$3,962	12.2	$3,140	26.2

Operating expenses increased each year from 2005 to 2007 due to several factors, particularly, inflation and increases in revenue driven costs at our properties. Our operating costs and expenses, which are both fixed and variable, are affected by changes in occupancy, inflation and revenues, though the effect on specific costs will differ. For example, utility costs include a fixed component but will increase based on occupancy and with inflation, while depreciation expense is fixed except for increases as a result of acquisitions and capital expenditures. Similarly, management fees are directly effected by total revenues as well as the level of operating profit at each property. Additionally, 2007 property-level operating expenses include the property-level expenses of the Starwood Portfolio for a full year or approximately $843 million in 2007. Comparatively, property-level operating expenses for 2006 include Starwood Portfolio expenses for the period from April 10, 2006 (the purchase date) through year end 2006 of $593 million. Fiscal year 2005 has no property-level expenses for the Starwood Portfolio. Property-level operating expenses exclude the costs associated with hotels we have sold, which are included in discontinued operations.

Corporate and Other Expenses. Corporate and other expenses primarily consist of employee salaries and benefits including stock-based compensation expense, as well as other costs such as travel, corporate insurance, audit fees, building rent and system costs. In 2007, corporate expenses decreased approximately $25 million from 2006 due to the decrease in compensation expense recorded for our stock-based compensation awards primarily due to the decline of our stock price and a significant decrease in the number of shares vested and a decrease in non-recurring costs, such as those costs recorded from the acquisition of the Starwood Portfolio and other transactions. In 2006, corporate expenses increased approximately $27 million from 2005 due to an increase in compensation expense based on the strong performance of our stock price and an increase in overall staffing levels, as well as non-recurring costs of $7 million associated with the Starwood acquisition.

Gain on Insurance Settlement. We recorded a gain on insurance settlement of $51 million in 2007, $13 million in 2006 and $9 million in 2005. The gains relate to the insurance proceeds received for both business interruption and property damage following Hurricanes Katrina and Wilma which occurred during September and October 2005. The hurricanes caused substantial business interruption and property damage at our New Orleans Marriott and at five of our hotels located in southern Florida. During 2007, we reached final settlement with our insurers on all of these claims.

During 2007, we recognized a gain of $30 million related to business interruption insurance proceeds received as a result of lost profit primarily at our New Orleans Marriott. Additionally, all of the insurance gains of $13 million in 2006 and $9 million in 2005 represent business interruption insurance proceeds.

The remaining gain of $21 million in 2007 related to insurance proceeds for property damages sustained by these properties. The gain represents the insurance proceeds received in excess of the insurance receivable recorded on the balance sheet at the date of loss. The insurance receivable reflected the book value of the property and equipment written off and repairs and maintenance costs incurred from the hurricanes. We recognize the gains on insurance settlements once all contingencies are met, and, as a result, none of the property insurance proceeds were recognized in income during 2005 or 2006.

Interest Income. Interest income increased $4 million in 2007 compared to 2006 and $11 million in 2006 compared to 2005 due to an increase in our cash balance and an increase in the interest rate earned.

Interest Expense. The decrease of $28 million in interest expense for 2007 is primarily due to a net decrease in debt of approximately $253 million and a decrease in our weighted average interest rate of 0.8 percentage points to 6.0%. The decrease is partially offset by call premiums and the acceleration of the amortization of deferred financing costs associated with debt prepayments totaling $45 million for 2007 compared to similar costs of $17 million for 2006.

The increase of $7 million in interest expense in 2006 from 2005 was primarily due to a net increase in debt of approximately $508 million and increased rates for our variable rate debt from 2005. The increase was partially offset by a decline from $30 million in 2005 to $17 million in 2006 for call premiums, accelerated deferred financing costs and original issue discounts and the early termination of our interest rate swap agreements associated with debt prepayments. In addition, interest expense for 2006 includes approximately $5 million of non-recurring bridge loan fees and expenses related to the Starwood acquisition.

Minority Interest Expense. Minority interest expense decreased $9 million in 2007 due to lower net income of Host LP and a decline in the weighted average ownership percentage of the outside owners of Host LP from 3.8% to 3.4%. Host LP income in 2006 included significant gains on dispositions, net of tax, of $416 million. In 2006, the increase of $25 million over 2005 was a result of the increase in the net income of Host LP, as well as the net income of certain of our consolidated hotel partnerships that are partially owned by third parties.

Equity in Earnings (Losses) of Affiliates. In 2007, our share of income of affiliates increased by $17 million over 2006 primarily due to an increase in earnings from our European joint venture, which was formed in 2006. However, in 2006, our share of losses of affiliates increased by $5 million compared to 2005 primarily due to the losses recorded from our investment in the European joint venture of $8 million, which included our portion of a foreign currency hedge loss of $7 million, as the venture hedged a portion of its initial investment for the acquisition of six of its hotels.

Net Gains on Property Transactions. In 2007 and 2006, the gains primarily represent the amortization of deferred gains resulting from the sale of the HPT Properties in 1995 and 1996. In 2005, gains also included the pre-tax gain of $69 million on the sale of 85% of our interest in CBM Joint Venture LLC.

Gain (Loss) on Foreign Currency and Derivative Contracts. The gain on foreign currency and derivative contracts in 2005 is primarily due to the $2 million increase in the fair value of the foreign currency exchange contracts on two of our Canadian hotels. These agreements were terminated in the fourth quarter of 2005.

Discontinued Operations. Discontinued operations consist of the results of operations and the gain or loss on disposition of two hotels sold in 2008, nine hotels sold in 2007, seven hotels sold in 2006 and five hotels sold in 2005. For 2007, 2006 and 2005, revenues for these properties during our ownership period were $49 million, $178 million and $270 million, respectively, and operating income before taxes was $18 million (which includes $7 million of gains on insurance settlements relating to our discontinued hotels), $31 million (which includes $3 million of business interruption insurance proceeds relating to our discontinued hotels) and $36 million, respectively. We recognized a gain, net of tax, of $164 million, $416 million and $19 million for 2007, 2006 and 2005, respectively, on the disposition of these hotels.

Liquidity and Capital Resources

Cash Requirements

We use cash for acquisitions, capital expenditures, debt payments, operating costs, corporate and other expenses and dividends to stockholders. As a REIT, we are required to distribute at least 90% of our taxable income (excluding net capital gain) to our stockholders in the form of dividends. Funds used to make these dividends are provided from Host LP. Our sources of cash are cash from operations, proceeds from the sale of assets, borrowing under our credit facility and our ability to obtain additional financing through various capital markets. We depend primarily on external sources of capital to finance future growth, including acquisitions.

Cash Balances. As of December 31, 2007, we had $488 million of cash and cash equivalents, which was an increase of $124 million from December 31, 2006. In January 2008, we paid the fourth quarter dividends of $212 million on our common and preferred stock. The increase in cash is primarily due to proceeds from asset sales and improved operations, partially offset by dividend payments and capital expenditures. Excluding amounts necessary for working capital, we intend to use the remaining available funds over time to further invest in our portfolio through capital expenditures and stock repurchases, acquire new properties, invest in foreign joint ventures or make further debt repayments. We also have $600 million available under our credit facility. We believe we have ample liquidity and access to capital markets to take advantage of investment opportunities which may arise, continue our capital expenditures program, deal with our near term maturities and other obligations and to withstand an unanticipated decline in the cash flow from our business.

Debt Transactions. We seek to maintain a capital structure and liquidity profile with an appropriate balance of debt and equity to provide financial flexibility given the inherent volatility in the lodging industry, the debt capacity to buy assets in a downturn in the lodging cycle and the ability to continue to pay common stock dividends in the event that operations decline. Our financial flexibility is partially dependent on our ability to maintain compliance with the financial covenants under our debt agreements. In particular, the covenants under our Credit Facility and our senior notes indenture include, among others, the allowable amounts of leverage, coverage and fixed charges. Our ability to incur new debt, pay dividends and make investments is dependent upon compliance with these covenants. The liquidity and debt capacity provided by our Credit Facility is a key component of our capital structure. See “Financial Condition” for further discussion of our restrictive covenants. Since 2003, we have improved our financial covenant ratios as part of this strategy and, in 2007, we completed a number of transactions that extended our weighted average maturity, reduced interest costs and further improved our debt covenant ratios. We issued approximately $1.0 billion of debt, which consisted of $600 million of 2 5/8% Exchangeable Senior Debentures, as well as $434 million of mortgage debt. The proceeds of these facilities, along with proceeds from asset dispositions and available cash, were used to retire or prepay $1.3 billion of debt, which included $250 million outstanding under our credit facility and $1.0 billion of mortgage debt. As a result of these transactions, our debt balance has decreased by approximately $300 million to $5.6 billion as of December 31, 2007 with an average maturity of 5.7 years and a weighted average interest rate of 6.0%, which represents a decrease of approximately 80 basis points from December 31, 2006.

In addition to the above financing activities, we paid approximately $35 million of principal amortization of mortgage debt in 2007. Approximately $247 million of mortgage debt matures in 2008, in addition to $14 million of principal amortization.

We may continue to redeem or refinance senior notes and mortgage debt from time to time, including to take advantage of favorable market conditions when available. We may purchase senior notes for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings and Funds From Operations, or FFO, per diluted share, as defined below, as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. Specifically, interest expense includes $45 million and $17 million for 2007 and 2006, respectively, for call premiums, the acceleration of deferred financing costs and original issue discounts and the termination of related interest rate swap agreements associated with debt prepayments of $4 million in 2006.

Equity Transactions. On February 19, 2008, Host’s Board of Directors authorized a program to repurchase up to $500 million of common stock. The common stock may be purchased in the open market or through private transactions, dependent upon market conditions. The plan does not obligate us to repurchase any specific number of shares and may be suspended at any time at our discretion. As of February 25, 2008, Host had approximately 523 million shares outstanding.

Acquisitions and Dispositions. In July 2007, the European joint venture acquired three properties in Brussels, Belgium for $129 million, including our investment of $12 million. For 2007, we sold nine domestic properties for total proceeds of approximately $400 million and a gain of approximately $164 million, net of tax. The proceeds from the sales were used to repay debt, invest in our portfolio or for general corporate purposes.

We may acquire additional properties through various structures, including transactions involving portfolios, single assets, joint ventures and acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. We anticipate that our acquisitions will be financed through a combination of methods, including proceeds from sales of properties from our existing portfolio, the incurrence of debt, available cash, advances under our credit facility, proceeds from equity offerings of Host, or issuance of OP units by Host LP.

Capital Expenditures. During 2007, we continued our capital expenditure programs, which included the renovation of approximately 6,500 rooms and approximately 625,000 square feet of meeting space. In 2007, our renewal and replacement capital expenditures were approximately $267 million. Our renewal and replacement capital expenditures are generally funded by the furniture, fixtures and equipment funds established at certain of our hotels (typically funded with approximately 5% of property revenues) and by our available cash. We also spent approximately $346 million on repositioning/ROI and value enhancement projects in 2007. These projects are expected to enhance the competitiveness at our properties and should help drive operating performance.

Sources and Uses of Cash

Cash Provided by Operations. Our cash provided by operations for 2007 increased $120 million to $1.0 billion from $881 million in 2006, due primarily to the growth in RevPAR, improvements in operating margins and a full year of operations from the properties acquired from Starwood.

Cash Used in Investing Activities. Approximately $192 million of cash was used in investing activities during 2007. This included approximately $400 million of net proceeds from the sales of nine properties and excess land in 2007, which was offset by capital expenditures of $613 million.

The following table summarizes significant investing activities that have been completed since the beginning of fiscal year 2006 (in millions):

Transaction Date		Description of Transaction	(Investment) Sale Price
Acquisitions
August	2007	Investment in European joint venture (1)	$(12)
February	2007	Purchase of the Atlanta Marriott Perimeter Center ground lease	(15)
September	2006	Purchase of The Westin Kierland Resort & Spa (2)	(393)
July	2006	Investment in European joint venture (3)	(61)
May/June	2006	Investment in European joint venture (4)	(72)

		Total acquisitions	$(553)

Dispositions
December	2007	Sale of Sheraton Tucson	$25
November	2007	Sale of Minneapolis Marriott Southwest	45
August	2007	Sale of excess land	5
February	2007	Sale of Miami Airport Marriott	57
February	2007	Sale of Raleigh Marriott Crabtree Valley	48
February	2007	Sale of the Fairview Park Marriott	109
January	2007	Sale of Sheraton Milwaukee Brookfield Hotel	28
January	2007	Sale of Sheraton Providence Airport Hotel	10
January	2007	Sale of Capitol Hill Suites	39
January	2007	Sale of Marriott Mountain Shadows Resort	42
September	2006	Sale of The Ritz-Carlton, Atlanta	80
September	2006	Sale of Detroit Marriott Livonia	21
March	2006	Sale of Swissôtel The Drake, New York	440
February	2006	Sale of Marriott at Research Triangle Park	28
February	2006	Sale of Chicago Marriott Suites Deerfield	27
January	2006	Sale of Albany Marriott	58
January	2006	Sale of Fort Lauderdale Marina Marriott	146

		Total dispositions	$1,208

(1)	During the third quarter of 2007, we invested approximately $12 million, or €9 million, in the European joint venture to fund our portion of the acquisition of three hotels located in Belgium.
(2)	Investment price includes assumption of $135 million of mortgage debt.
(3)	During the third quarter of 2006, we invested approximately $61 million, or €46 million, in the European joint venture to fund our portion of the acquisition of the Hotel Arts Barcelona.
(4)	Investment price includes the contribution of the Sheraton Warsaw Hotel & Towers valued at $59 million on May 2, 2006, which was acquired from Starwood on April 10, 2006, and cash to the European joint venture.

Cash Provided by/Used in Financing Activities. Cash used in financing activities was $685 million for 2007 and cash provided by financing activities was $154 million for 2006. During 2007 and 2006, cash provided by financing activities included the issuance of debt securities for approximately $1.0 billion and $1.4 billion, respectively, net of financing costs. Cash used in financing activities in 2007 and 2006 consisted of debt prepayments of approximately $1.3 billion and $913 million, respectively, and scheduled principal repayments of $35 million and $59 million, respectively.

During 2007, we increased our common stock dividend payments by $153 million to $444 million due to our strong growth in operations that resulted in an increase in taxable income. We also paid $9 million and $18 million for 2007 and 2006, respectively, of dividends on our preferred stock. Preferred stock dividends for 2006 include dividends related to our Class C Preferred Stock, which was redeemed in May 2006.

The table below summarizes significant debt (net of deferred financing costs) and equity transactions since January 2006 (not including the conversion of our Convertible Subordinated Debentures in 2006 into 24.0 million common shares or the approximately 133.5 million shares of Host common stock issued in the Starwood acquisition, as these are non-cash transactions) (in millions):

Transaction Date		Description of Transaction	Transaction Amount
Debt
October	2007	Repayment of New Orleans Marriott, San Antonio Marriott Rivercenter, San Ramon Marriott and Santa Clara Marriott mortgages with an interest rate of 8.22%	$(190)
June	2007	Repayment of 9.375% Senior Notes	(6)
May	2007	Defeasance of 7.61% CMBS Loan	(514)
April	2007	Prepayment of the Philadelphia Marriott Convention Center mortgages with a weighted average interest rate of 8.52%	(96)
April	2007	Prepayment of the 8.41% Four Seasons Hotel, Atlanta mortgage	(33)
March	2007	Proceeds from the issuance of 2 5/8% Exchangeable Senior Debentures due 2027	589
March	2007	Prepayment of the 7.42% mortgage on the JW Marriott, Washington, D.C. (1)	(88)
March	2007	Proceeds from the issuance of the 5.53% mortgage loan secured by the Ritz-Carlton, Naples and Newport Beach Marriott Hotel & Spa	298
March	2007	Repayment of the Credit Facility	(175)
February	2007	Proceeds from 5.55% Harbor Beach Marriott mortgage refinancing	134
February	2007	Repayment of 8.58% Harbor Beach mortgage	(88)
January	2007	Repayment of the Credit Facility	(75)
December	2006	Draw on the Credit Facility	250
December	2006	Redemption of 9 1/4% Series G senior notes	(242)
December	2006	Redemption of 9 1/2% Series I senior notes	(450)
November	2006	Proceeds from the issuance of 6 7/8% Series R senior notes (2)	490
September	2006	Assumption of mortgage debt on The Westin Kierland Resort & Spa	135
June	2006	Repayment of 8.39% mortgage on the Boston Marriott Copley Place	(84)
May	2006	Redemption of the remaining 7 7/8% Series B senior notes	(136)
April	2006	Assumption of mortgage debt from Starwood	77
April	2006	Redemption of outstanding Convertible Preferred Securities	(2)
March	2006	Proceeds from the issuance of 6 3/4% Series P senior notes (2)	787
January	2006	Proceeds from the issuance of 5.195% Canadian mortgage loan	116
January	2006	Repayment of the Credit Facility	(20)
2007/2006		Principal amortization	(94)

		Net debt transactions	$583

Equity
May	2006	Redemption of 5.98 million shares of 10% Class C preferred stock	$(151)

		Net equity transactions	$(151)

(1)	The JW Marriott, Washington, D.C. mortgage debt had a floating interest rate of LIBOR plus 210 basis points. The interest rate shown reflects the rate as of the date of the transaction.
(2)	The Series R senior notes were exchanged for Series S senior notes in February 2007. The Series P senior notes were exchanged for Series Q senior notes in August 2006.

Financial Condition

As of December 31, 2007, our total debt was $5.6 billion all of which carried a fixed rate of interest. Total debt was comprised of (in millions):

	December 31, 2007	December 31, 2006
Series K senior notes, with a rate of 7 1/8 % due November 2013	$725	$725
Series M senior notes, with a rate of 7% due August 2012	347	347
Series O senior notes, with a rate of 6 3/8 % due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4 % due June 2016	800	800
Series S senior notes, with a rate of 6 7/8 % due November 2014	497	496
$500 million Exchangeable Senior Debentures, with a rate of 3.25% due April 2024	496	495
$600 million Exchangeable Senior Debentures, with a rate of 2 5/8 % due April 2027	592	—
Senior notes, with an average rate of 10% and 9.7% at December 31, 2007 and December 31, 2006, respectively, due May 2012	7	13

Total senior notes	4,114	3,526
Mortgage debt secured by $2.1 billion of real estate assets, with an average interest rate of 6.6% at December 31, 2007 and 7.5% at December 31, 2006	1,423	2,014
Credit Facility	—	250
Other	88	88

Total debt	$5,625	$5,878

Aggregate debt maturities at December 31, 2007 are as follows (in millions):

2008	$261
2009	319
2010	511
2011	141
2012	968
Thereafter	3,441

5,641
Discount on senior notes	(18)
Capital lease obligations	2

$5,625

Senior Notes

General. The following summary is a description of the material provisions of the indentures governing our various senior notes issues by Host LP, which we refer to collectively as the senior notes indenture. We pay interest on each series of our outstanding senior notes semi-annually in arrears at the respective annual rates indicated on the table above. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of Host LP’s unsubordinated indebtedness and senior to all subordinated obligations of Host LP. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and currently are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. The pledges are permitted to be released in the event that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. Because our leverage ratio is below this threshold, we have the right to release all pledges at any time. In October 2005, we exercised this right for pledges of capital stock that would have been otherwise required subsequent to this date.

Restrictive Covenants. Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA to interest coverage ratio of at least 2.0x by Host LP. Host LP is able to make distributions to enable Host to pay dividends on its preferred stock under the senior notes indenture when our EBITDA-to-interest coverage ratio is above 1.7 to 1.0. This ratio is calculated in accordance with our senior notes indenture and excludes from interest expense items such as interest on our Convertible Subordinated Debentures, call premiums and deferred financing charges that are included in interest expense on our consolidated statement of operations. Additionally, the calculation is based on our pro forma results for the four prior fiscal quarters giving effect to transactions, such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Other covenants limiting our ability to incur indebtedness and pay dividends include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate values) and secured indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may pay preferred or common dividends and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. Our senior notes indenture also imposes restrictions on customary matters, such as our ability to pay dividends on, redeem or repurchase our equity interests; make investments; permit payment or dividend restrictions on certain of our subsidiaries; sell assets; guarantee indebtedness; enter into transactions with affiliates; create certain liens; and sell certain assets or merge with or into other companies. As of December 31, 2007, we are in compliance with all of our financial covenants under our senior notes indentures.

$600 million Exchangeable Senior Debentures. On March 23, 2007, Host LP issued $600 million 2 5/8% Exchangeable Senior Debentures (the “2007 Debentures”) and received proceeds of $589 million, net of underwriting fees and expenses and original issue discount. The 2007 Debentures mature on April 15, 2027 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on July 15, 2007. Holders have the right to require us to repurchase the 2007 Debentures on April 15, 2012, April 15, 2017 and April 15, 2022 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2007 Debentures prior to maturity under certain conditions, including when the closing sale price of Host’s common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash in an amount equal to not less than the lower of the exchange value (which is the applicable exchange rate multiplied by the average price of our common shares) and the aggregate principal amount of the 2007 Debentures to be exchanged, and, at our option, shares, cash or a combination thereof for any excess above the principal value. We can redeem for cash all, or part of, the 2007 Debentures at any time on or after April 20, 2012 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures at the exchange value described above rather than receive the cash redemption price. As of February 25, 2008, the exchange rate was 31.35 shares of our common stock per $1,000 principal amount of debentures, which was equivalent to an exchange price of $31.90 per share of Host common stock. The exchange rate may be adjusted under certain circumstances including the payment of common dividends exceeding $.20 per share in any given quarter.

$500 million Exchangeable Senior Debentures. On March 16, 2004, Host LP issued $500 million of 3.25% Exchangeable Senior Debentures (the “2004 Debentures”) and received net proceeds of $484 million, after discounts, underwriting fees and expenses. The 2004 Debentures mature on April 15, 2024 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the 2004 Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 for cash equal to 100% of the principal amount. Holders may exchange their 2004 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of our common stock is more than 120% of the exchange price per share, for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. As of February 25, 2008, the exchange rate was 60.9201 shares for each $1,000 of principal amount of the 2004 Debentures, (which was equivalent to an exchange price of $16.41 per share). The exchange rate is adjusted for certain circumstances, including the payment of all common dividends. We can redeem for cash all, or part of, the 2004 Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures for stock rather than receive the cash redemption price.

Credit Facility

General. On May 25, 2007, we entered into a second amended and restated bank credit facility (which we refer to as the Credit Facility) with Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other agents and lenders. The Credit Facility provides aggregate revolving loan commitments in the amount of $600 million. During any period in which our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount under the Credit Facility to exceed $300 million. The Credit Facility also includes subcommitments for (i) the issuance of letters of credit in an aggregate amount of $10 million and (ii) loans in certain foreign currencies in an aggregate amount of $300 million, (A) $150 million of which may be loaned to certain of our Canadian subsidiaries in Canadian Dollars and (B) $300 million of which may be loaned to us in Pounds Sterling and Euros. The Credit Facility has an initial scheduled maturity of September 2011. We have an option to extend the maturity for an additional year if certain conditions are met in September 2011. Subject to certain conditions, we also have the option to increase the amount of the facility by up to $400 million to the extent that any one or more lenders, whether or not currently party to the Credit Facility, commits to be a lender for such amount. As of February 25, 2008, there were no amounts outstanding under the Credit Facility.

The obligations under the Credit Facility are guaranteed by certain of our existing subsidiaries and is currently secured by pledges of equity interests in many of our subsidiaries. As with the prior facility, the pledges are permitted to be released in the event that certain conditions are satisfied, including the requirement that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. As a result of having satisfied such conditions under the prior credit facility, currently we are not required to pledge our equity interests in any newly acquired or formed subsidiary, and at our elections, may obtain a release of all existing pledges for so long as our leverage ratio continues to be below 6.0x for two consecutive fiscal quarters. The guarantees and pledges ratably benefit our Credit Facility, as well as the notes outstanding under our senior notes indenture and interest rate swap agreements and other hedging agreements with lenders that are parties to the Credit Facility.

Financial Covenants. While the financial covenants under the Credit Facility are generally comparable to those contained in our prior facility (including covenants concerning leverage, fixed charge coverage and unsecured interest coverage), they are set at less restrictive levels than the corresponding covenants contained in our prior facility. Specifically, prior to the end of our third quarter of 2009, we are permitted to make borrowings and maintain amounts outstanding under the Credit Facility so long as our leverage ratio is not in excess of 7.5x and our unsecured coverage ratio is not less than 1.5x. Thereafter, the maximum leverage ratio under the Credit Facility is reduced to 7.25x, with the minimum unsecured coverage ratio continuing to be set at 1.5x. In all cases, if our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount of the Credit Facility to exceed $300 million. The financial covenants for the Credit Facility do not apply when there are no borrowings under the Credit Facility. Hence, so long as there are no amounts outstanding, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the Credit Facility in the future if we were ever to come back into compliance with the financial covenants. As of December 31, 2007, our leverage ratio is 3.5x versus the 7.5x maximum leverage ratio allowed under the Credit Facility and our fixed charge coverage ratio is 3.0x versus the 1.0x minimum fixed charge coverage ratio allowed under the Credit Facility. Accordingly, we are in compliance with these and all of our other financial covenants under the Credit Facility as of December 31, 2007.

The following table summarizes the financial tests contained in the credit facility:

	Financial Covenant Levels
Year	Minimum unsecured interest coverage ratio (a)	Maximum leverage ratio		Minimum fixed charge coverage ratio
2007	1.75	7.5		1.00
2008	1.75	7.5		1.00
2009	1.75	7.5	(b)	1.05
2010	1.75	7.25		1.10
2011	1.75	7.25		1.15

(a)	If, at any time our leverage ratio is above 7.0x, our minimum unsecured interest coverage ratio will lower to 1.5x.
(b)	The maximum leverage ratio declines to 7.25x at the end of the third quarter 2009, and remains at 7.25x thereafter.

Interest and Fees. We pay interest on borrowings under the Credit Facility at floating interest rates plus a margin that is set with reference to our leverage ratio. In the case of LIBOR borrowings in U.S. Dollars, as well as Euros and Pounds Sterling denominated borrowings, the rate of interest ranges from 65 basis points to 150 basis points over LIBOR, which represents a reduction from the previous spread of 200 to 300 basis points over LIBOR due to the amended Credit Facility. Based on our current leverage ratio of 3.5x, we can borrow at a rate of LIBOR plus 65 basis points. To the extent that amounts under the Credit Facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment. The commitment fee has been reduced from a range of 35 to 55 basis points to a range of 10 to 15 basis points.

Other Covenants. The Credit Facility contains restrictive covenants on customary matters. Certain covenants become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and dividends contained in the Credit Facility will be superseded by the generally less restrictive corresponding covenants in our senior notes indenture. Additionally, the Credit Facility’s restrictions on incurrence of debt and the payment of dividends are generally consistent with our senior notes indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the Credit Facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain our tax status as a REIT.

Mortgage and Other Debt

General. As of December 31, 2007, we had 16 assets that were secured by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2007, secured debt represented approximately 25% of our total debt and our aggregate secured debt had an average interest rate of 6.6% and an average maturity of 4.9 years.

The following table summarizes our outstanding debt and scheduled amortization and maturities related to mortgage and other debt as of December 31, 2007 (in millions):

	Balance as of December 31, 2007	2008	2009	2010	2011	2012	Thereafter
Mortgage Debt
Orlando Marriott World Center, 7.48%, due 7/1/2008	$209	$209	$—	$—	$—	$—	$—
San Diego Marriott Hotel and Marina, 8.45%, due 7/1/2009	178	3	175	—	—	—	—
Atlanta Marriott Marquis, 7.4%, due 2/11/2023 (1)	133	4	5	5	5	6	108
The Westin Kierland, 5.08%, due 12/1/2009	134	—	134	—	—	—	—
Harbor Beach Marriott Resort and Spa, 5.55%, due 3/1/2014	134	—	—	—	—	—	134
The Ritz-Carlton, Naples and Newport Beach Marriott Bayview, 5.531%, Due 3/1/2014	300	—	—	—	—	—	300
Desert Springs, a JW Marriott Resort and Spa, 7.8%, due 12/11/2022 (1)	83	3	3	4	4	4	65
The Westin Tabor Center, 8.51%, due 12/11/2023	43	1	1	1	1	2	37
Other mortgage debt (2)	209	40	2	1	130	—	36

Total mortgage debt	1,423	260	320	11	140	12	680

Other Debt
Philadelphia Airport Marriott industrial revenue bonds, 7 3/4%,due 12/1/2017	40	—	—	—	—	—	40
Capital leases and other (3)	48	—	—	—	—	—	48

Total other debt	88	—	—	—	—	—	88

Total mortgage and other debt	$1,511	$260	$320	$11	$140	$12	$768

(1)	Beginning in 2010, the interest rate on these loans increases a minimum of 200 basis points and all excess cash (as defined in the loan agreement) generated by the partnerships that own these two properties is applied to principal; however, the loans can be repaid without a premium or penalty on that date. The amortization presented is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(2)	Other mortgage debt consists of individual mortgage debt amounts that are less than $40 million, have an average interest rate of 6.2% at December 31, 2007 and mature through 2022.
(3)	Capital leases and other consist of three loans with an average interest rate of 7.1% that mature through 2016, and capital leases with varying interest rates and maturity dates.

Mortgage Debt of Consolidated and Unconsolidated Partner Interests

For the entities that we consolidate in our financial statements that have third party minority partnership interests, the proportion of mortgage debt included in the above table that is attributable to the minority owners, based on their percentage of ownership of the partnerships, is approximately $88 million. Additionally, we have minority interests in partnerships and joint ventures that are not consolidated and are accounted for under the equity method. The proportion of the mortgage and other debt of these partnerships attributable to us, based on our percentage of ownership of the partnerships, was $351 million at December 31, 2007. Approximately 90% of this debt balance is due to our 32.1% ownership interest in the European joint venture. The debt of our unconsolidated partnerships is non recourse to us.

Credit Ratings

As of February 25, 2008, we had approximately $4.125 billion of senior notes outstanding and $100 million of preferred stock that are rated by Moody’s Investors Service, Standard & Poor’s and Fitch Ratings. Moody’s rating on our senior notes debt is Ba1 and our preferred stock is Ba2. Standard & Poor’s rating on our senior debt is BB and the rating on our preferred stock is B. Fitch’s rating on our senior notes debt is BB+ and our preferred stock is BB. If our operations or our credit ratios were to decline, the ratings on our securities could be reduced. If we were unable to subsequently improve our credit ratings, our cost to issue additional senior notes, either in connection with a refinancing or otherwise, or additional preferred stock would likely increase.

Dividend Policy

Host is required to distribute at least 90% of its annual taxable income, excluding net capital gain, to its stockholders to qualify as a REIT, including taxable income recognized for federal income tax purposes but with regard to which we do not receive corresponding cash. Funds used by Host to pay dividends on its common and preferred stock are provided through distributions from Host LP. For every share of common and preferred stock of Host, Host LP has issued to Host a corresponding common OP unit and preferred OP unit. As of February 25, 2008, Host is the owner of substantially all of the preferred OP units and approximately 97% of the common OP units. The remaining 3% of the common OP units are held by various third-party limited partners.

Investors should take into account the 3% minority position in Host LP common OP units when analyzing common and preferred dividend payments by Host to its stockholders, as these holders share, on a pro rata basis, in amounts being distributed by Host LP to holders of its corresponding common and preferred OP units. When Host pays a common or preferred dividend, Host LP pays an equivalent per unit distribution on all common or corresponding preferred OP units. For example, if Host paid a $1 per share dividend on its common stock, it would be based on payment of a $1 per common unit distribution by Host LP to Host, as well as to other common OP unit holders.

Host’s current policy on common dividends is generally to distribute, over time, 100% of its estimated annual taxable income. Host intends to pay a regular quarterly dividend of $0.20 per share, and, in addition, to declare a special dividend during the fourth quarter of each year, the amount of which will vary depending on Host’s level of estimated taxable income. Host currently intends to continue paying dividends on its preferred stock, regardless of the amount of taxable income, unless contractually restricted. The amount of any dividends will be determined by Host’s Board of Directors.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

We are party to various transactions, agreements or other contractual arrangements with unconsolidated entities (which we refer to as “off-balance sheet arrangements”) under which we have certain contingent liabilities and guarantees. As of December 31, 2007, we are party to the following material off-balance sheet arrangements:

Unconsolidated Investments. We have invested approximately €115 million ($150 million) in the European joint venture. Under the joint venture’s partnership agreement, the aggregate size of the European joint venture can increase to approximately €533 million of equity (of which approximately €171 million would be contributed by Host LP) and, once all funds have been invested, would be approximately €1.5 billion of assets. As of December 31, 2007, the European joint venture had €688.5 million of debt outstanding, none of which was recourse to us.

As of December 31, 2007, the aggregate size of the European joint venture was approximately €1.1 billion ($1.5 billion), including total capital contributions of approximately €359 million ($464 million), of which a total of approximately €115 million ($150 million) was from the contribution by us of cash and the Sheraton Warsaw Hotel & Towers. In connection with the European joint venture, the partners agreed that they would not individually make investments that are consistent with the European joint venture’s investment parameters for a period of two years (three years in the case of Host) or until at least 90% of its committed capital is called or reserved for use prior to such date.

On February 5, 2008, we entered into a foreign currency forward purchase contract to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. We hedged €30 million ($43 million) of our investment and the forward purchase will occur in August 2011. The derivative is considered a hedge of the foreign currency exposure of a net investment in a foreign operation, and, in accordance with SFAS 133, will be marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the stockholder’s equity portion of our balance sheet.

We also have other unconsolidated investments with a total of $814 million in debt with various partners. For additional detail on these investments and the European joint venture, see Note 3, “Investments in Affiliates,” and Note 7, “Leases,” in the accompanying consolidated financial statements.

Tax Sharing Arrangements. Under tax sharing agreements with former affiliated companies (such as Marriott International, HMS Host and Barceló Crestline Corporation), we are obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) relating to periods in which the companies were affiliated with us. For example, a taxing authority could adjust an item deducted by a former affiliate during the period that this former affiliate was owned by us. This adjustment could produce a material tax liability that we may be obligated to pay under the tax sharing agreement. Additionally, under the partnership agreement between Host and Host LP, Host LP is obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) incurred by Host, as well as any liabilities the IRS may successfully assert against Host. We do not expect any amounts paid under the tax sharing arrangements to be material.

Tax Indemnification Agreements. For reasons relating to federal and state income tax considerations of the former and current owners of five hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. These agreements require that we indemnify the owners for their tax consequences resulting from our selling the hotel or refinancing the mortgage debt during the period under the agreements, most of which will expire between 2008 and 2010. We also have agreed not to sell more than 50% of the original allocated value attributable to a portfolio of 11 additional hotels, or to take other actions that would result in the recognition and allocation of gain to the former owners of such hotels for federal income tax purposes. Because the timing of these potential transactions is within our control, we believe that the likelihood of any material indemnification to be remote and, therefore, not material to our financial statements. On average, these restrictions will generally expire, or cease to be significant, in 2009.

Guarantees. We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The largest guarantees (by dollar amount) are listed below:

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We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $25 million as of December 31, 2007.

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In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We no longer have an ownership interest in the partnership, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

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In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $14 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

Information on other guarantees and other off-balance sheet arrangements may be found in Note 17 to our consolidated financial statements.

Contractual Obligations

The table below summarizes our obligations for principal and estimated interest payments on our debt, future minimum lease payments on our operating and capital leases, projected capital expenditures and other long-term liabilities, each as of December 31, 2007 (in millions):

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations (1)	$7,303	$591	$1,422	$1,628	$3,662
Capital lease obligations	2	1	1	—	—
Operating lease obligations (2)	1,546	121	233	183	1,009
Purchase obligations (3)	404	382	22	—	—
Other long-term liabilities reflected on the balance sheet (4)	13	—	11	—	2

Total	$9,268	$1,095	$1,689	$1,811	$4,673

(1)	The amounts shown include amortization of principal, debt maturities and estimated interest payments. Interest payments have been included in the long-term debt obligations based on the weighted average interest rate.
(2)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants and the HPT subleases of approximately $9 million and $347 million, respectively, payable to us under non-cancelable subleases.
(3)	Our only purchase obligations consist of commitments for capital expenditures at our hotels. Under our contracts, we have the ability to defer some of these expenditures into later years and some of the 2007 amount reflects prior year contracts that were deferred or not completed. See “Capital Expenditures.”
(4)	The amounts shown include deferred management fees and the estimated amount of tax expense based upon FIN 48. Under terms of our management agreements, we have deferred payment of management fees to our hotel managers for some of our properties that have not achieved the required income thresholds for payment of owner’s priority to us. The timing of the payments, if any, is based on future operations, the termination of the management agreement or the sale of the hotel, and, is therefore, not determinable.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates:

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Purchase Price Allocations to Hotels. Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment, identifiable intangible assets and assumed debt and other liabilities at fair value in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Any remaining unallocated acquisition costs would be treated as goodwill. Property and equipment are recorded at fair value based on current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations performed by management and independent third parties. Identifiable intangible assets are typically contracts including ground and retail leases and management and franchise agreements, which are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources that may be obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations.

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Impairment testing. We are required by GAAP to record an impairment charge when we believe that one or more of our hotels has been impaired, whereby, future undiscounted cash flows for the hotel would be less than the net book value of the hotel. For impaired assets, we record an impairment charge when a property’s fair value is less than its net book value. We test for impairment in several situations, including when current or projected cash flows are less than historical cash flows, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, as well as whenever an asset is classified as “held for sale” or events or changes in circumstances indicate that a hotel’s net book value may not be recoverable. In the evaluation of the impairment of our hotels, we make many assumptions and estimates, including:

•	projected cash flows

•	holding period

•	expected useful life

•	future capital expenditures

•	fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

Changes in these estimates, assumptions, future changes in economic conditions, or property-level results could require us to record additional impairment charges, which would be reflected in operations in the future.

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Classification of Assets as “Held for Sale. Our policy for the classification of a hotel as held for sale is intended to ensure that the sale of the asset is probable, will be completed within one year and that actions required to complete the sale are unlikely to change or that the planned sale will be withdrawn. This policy is consistent with our experience with real estate transactions under which the timing and final terms of a sale are frequently not known until purchase agreements are executed, the buyer has a significant deposit at risk and no financing contingencies exist which could prevent the transaction from being completed in a timely manner. Specifically, we will typically classify properties that we are actively marketing as held for sale when all of the following conditions are met:

•	our Board of Directors has approved the sale (to the extent the dollar amount of the sale requires Board approval);

•	a binding agreement to purchase the property has been signed;

•	the buyer has committed a significant amount of non-refundable cash; and

•	no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner.

To the extent a property is classified as held for sale and its fair value less selling costs is lower than the net book value of the property, we will record an impairment loss. See the discussion above concerning the use of estimates and judgments in determining fair values for impairment tests.

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Depreciation and Amortization Expense. Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income (loss) or the gain or loss on the sale of any of our hotels.

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Valuation of Deferred Tax Assets. We have approximately $98 million, net of a valuation allowance of $25 million, of consolidated deferred tax assets as of December 31, 2007. The objective of financial accounting and reporting standards for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns. We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will be able to realize the $98 million of deferred tax assets in the future. When a determination is made that all, or a portion, of the deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

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Valuation of Derivative Contracts. We will occasionally enter into derivative products including interest rate and foreign currency swaps, caps and collars. Derivative instruments are fair valued each quarter and the increase or decrease in fair value is recorded in net income (loss) unless the instrument qualifies as a hedge under SFAS 133. We estimate the fair value of these instruments through the use of third party valuations, which utilize the market standard methodology of netting the discounted future cash receipts and the discounted expected cash payments. The variable cash flow streams are based on an expectation of future interest and exchange rates derived from observed market interest and exchange rate curves. The values of these instruments will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest or exchange rates will impact our valuations. The fair value of our derivatives is likely to fluctuate from year to year based on changing levels of interest and exchange rates and shortening terms to maturity.

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Stock Compensation. We recognize costs resulting from our share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity classified awards or liability classified awards. The classification of our restricted stock awards as either an equity award or a liability award is primarily based upon cash settlement options. Equity classified awards are measured based on the fair value on the date of grant. Liability classified awards are remeasured to fair value each reporting period. The value of these restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. All restricted stock awards to senior executives have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. Restricted stock awards to our upper-middle management have been classified as equity awards as these awards do not have the optional tax withholding feature.

We utilize a simulation, or Monte Carlo, model to determine the fair value of our restricted stock awards classified as liability awards. The utilization of this model requires us to make certain estimates related to the volatility of the share price of our common stock, risk-free interest rates, the risk profile of our common shares compared to our peer group and the amount of our awards expected to be forfeited. We have recorded approximately $5 million of compensation expense related to our share-based payment awards during 2007.

•

Consolidation Policies. Judgment is required with respect to the consolidation of partnership and joint venture entities in the evaluation of control, including assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests that are not controllable through voting interests. Currently, we have investments in entities that own hotel properties and other investments which we record using the equity method of accounting. These entities are considered to be voting interest entities. The debt on these investments is non-recourse to us and the effect of their operations on our results of operations is not material. While we do not believe we are required to consolidate any of our current partnerships or joint ventures, if we were required to do so, then all of the results of operations and the assets and liabilities would be included in our financial statements.

Application of New Accounting Standards

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, (“FAS 141R”). FAS 141R provides principles on the recognition and measurement of the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. The standard particularly requires the assets acquired, liabilities assumed and noncontrolling interests to be measured at the acquisition date fair value, including contingent considerations. Furthermore, FAS 141R prohibits acquisition-related costs, such as due diligence, legal and accounting fees, from being applied in the determination of fair value. We will adopt the provisions of this statement beginning in the first quarter of 2009 prospectively. We do not believe the adoption of this statement will materially affect the recognition and measurement related to our future business combinations.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, (“FAS 160”), which defines a noncontrolling interest in a consolidated subsidiary as “the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent” and requires noncontrolling interest to be presented as a separate component of equity in the consolidated balance sheet. FAS 160 also modifies the presentation of net income by requiring earnings and other comprehensive income to be attributed to controlling and noncontrolling interests. We will adopt this standard beginning in the first quarter of 2009 prospectively and any presentation and disclosure requirements retrospectively. We are currently evaluating the impact of this standard on our consolidated balance sheets. Additionally, the income attributable to minority partners will no longer be deducted in our determination of net income and net income would have increased by $32 million, $41 million and $16 million for 2007, 2006 and 2005, respectively. However, the expense will be deducted in our determination of net income available to common shareholders. Therefore, we do not anticipate that the adoption of this standard will have a material effect on our income available to common shareholders or our diluted earnings per share.

The FASB recently proposed FASB staff position (FSP) APB 14-a, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP 14-a”). The proposed FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date when interest cost is recognized in subsequent periods. Our 2007 Debentures (“Exchangeable Debentures”) are within the scope of FSP 14-a; therefore, we would be required to record the debt portions of our Exchangeable Debentures at their fair value on the date of issuance and amortize the discount into interest expense over the life of the debt. However, there would be no effect on our cash interest payments. Applying FSP 14-a to our 2007 Debentures would decrease our diluted earnings per share and our FFO per diluted share by approximately $.02 in 2007. The effective date for this FSP 14-a has not been determined.

Comparable Hotel and Comparable Hotel plus the Starwood Portfolio Operating Statistics

We present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses and adjusted operating profit) for the periods included in this report on a comparable hotel basis. We define our comparable hotels as properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations for the entirety of the reporting periods being compared and (ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects during the reporting periods being compared.

Of the 119 hotels that we owned on December 31, 2007, 93 have been classified as comparable hotels. The operating results of the following hotels that we owned as of December 31, 2007 are excluded from comparable hotel results for these periods:

•	Atlanta Marriott Marquis (major renovation started August 2005);

•	New Orleans Marriott (property damage and business interruption from Hurricane Katrina in August 2005);

•	The Westin Kierland Resort & Spa (acquired in September 2006); and

•	23 consolidated hotels that we acquired from Starwood on April 10, 2006.

Additionally, the operating results of the 16 hotels we disposed of in 2007 and 2006 also are not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our hotel properties, they exclude results for our non-hotel properties and other real estate investments.

In addition to comparable hotel RevPAR, we also have presented Comparable Hotel plus the Starwood Portfolio RevPAR. This represents our comparable hotels (described above) plus the 23 hotels acquired from Starwood on April 10, 2006 that we own as of December 31, 2007. Accordingly, we have included the results of the Starwood Portfolio for periods prior to our ownership in 2006 in the determination of the comparable hotel plus Starwood Portfolio RevPAR. Given the significance of the Starwood Portfolio to our operating results, we believe this supplemental presentation provides useful information to investors.

We evaluate the operating performance of our comparable hotels based on both geographic region and property type. These divisions are generally consistent with groupings recognized in the lodging industry.

Geographic regions consist of the following (only states in which we own hotels are listed):

•	Pacific—California, Hawaii, Oregon and Washington;

•	Mountain—Arizona and Colorado;

•	North Central—Illinois, Indiana, Michigan, Minnesota, Missouri and Ohio;

•	South Central—Louisiana, Tennessee and Texas;

•	New England—Connecticut, Massachusetts and New Hampshire;

•	Mid-Atlantic—Pennsylvania, New Jersey and New York;

•	DC Metro—Maryland, Virginia and Washington, D.C.;

•	Atlanta—Georgia and North Carolina;

•	Florida—Florida; and

•	International—Canada, Mexico and Chile.

Property types consist of the following:

•	Urban—Hotels located in primary business districts of major cities;

•	Suburban—Hotels located in office parks or smaller secondary markets;

•	Resort/convention—Hotels located in resort/convention destinations such as Arizona, Florida, Hawaii and Southern California; and

•	Airport—Hotels located at or near airports.

Reporting Periods

For Consolidated Statement of Operations. The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott, the manager of a significant percentage of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt and Starwood, report results on a monthly basis. Host, as a REIT, is required by federal income tax law to report results on a calendar year. As a result, we elected to adopt the reporting periods used by Marriott modified so that our fiscal year always ends on

December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always includes the same number of days as the calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, set forth below are the quarterly start and end dates for 2008, 2007 and 2006. Note that the second and third quarters of each year both reflect twelve weeks of operations. In contrast, the first and fourth quarters reflect differing days of operations.

	2008		2007		2006
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 1—March 21	81	January 1—March 23	82	January 1—March 24	83
Second Quarter	March 22—June 13	84	March 24—June 15	84	March 25—June 16	84
Third Quarter	June 14—September 5	84	June 16—September 7	84	June 17—September 8	84
Fourth Quarter	September 6—December 31	117	September 8—December 31	115	September 9—December 31	114

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by Marriott, another consequence of our calendar is we are unable to report the month of operations that ends after our fiscal quarter-end until the following quarter because our hotel managers using a monthly reporting period do not make mid-month results available to us. Hence, the month of operation that ends after our fiscal quarter-end is included in our quarterly results of operations in the following quarter for those hotel managers (covering approximately 44% (based on total revenues) of our hotels). As a result, our quarterly results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full year results, it does affect the reporting of quarterly results.

For Hotel Operating Statistics and Comparable Hotel Results. In contrast to the reporting periods for our consolidated statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) and our comparable hotel results are always reported based on the reporting cycle used by Marriott for our Marriott-managed hotels. This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year (except in the case of fourth quarters comprised of seventeen weeks (such as fiscal year 2008) versus sixteen weeks). This means, however, that the reporting periods we use for hotel operating statistics and our comparable hotel results may differ slightly from the reporting periods used for our statements of operations for the first and fourth quarters and the full year. Set forth below are the quarterly start and end dates that are used for our hotel operating statistics and comparable hotel results reported herein. Results from hotel managers reporting on a monthly basis are included in our operating statistics and comparable hotel results consistent with their reporting in our consolidated statement of operations.

Hotel Result Reporting Periods for Operating Statistics

and Comparable Hotel Results—for Marriott Managed Properties

	2008		2007		2006
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	December 29—March 21	84	December 30—March 23	84	December 31—March 24	84
Second Quarter	March 22—June 13	84	March 24—June 15	84	March 25—June 16	84
Third Quarter	June 14—September 5	84	June 16—September 7	84	June 17—September 8	84
Fourth Quarter	September 6—January 2	119	September 8—December 28	112	September 9—December 29	112

Non-GAAP Financial Measures

We use certain “non-GAAP financial measures,” which are measures of our historical financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) Funds From Operations (FFO) per diluted share, and (ii) Comparable Hotel Operating Results. The following discussion defines these terms and presents why we believe they are useful measures of our performance.

FFO Per Diluted Share

We present FFO per diluted share as a non-GAAP measure of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate FFO per diluted share for a given operating period as our FFO (defined as set forth below) for such period divided by the number of fully diluted shares outstanding during such period. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (calculated in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization and adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per share basis after making adjustments for the effects of dilutive securities, including the payment of preferred stock dividends, in accordance with NAREIT guidelines.

We believe that FFO per diluted share is a useful supplemental measure of our operating performance and that presentation of FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measure can facilitate comparisons of operating performance between periods and between other REITs, even though FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the definition of FFO in order to promote an industry-wide measure of REIT operating performance.

We calculate FFO per diluted share, in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures) and other items have been and will be incurred and are not reflected in the FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and cash flows include depreciation, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, FFO per diluted share should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, FFO per diluted share does not measure, and should not be used as a measure of, amounts that accrue directly to our stockholders’ benefit.

The following tables provide a reconciliation of net income available to common shareholders per share to FFO per diluted share (in millions, except per share amounts):

Reconciliation of Net Income Available to

Common Stockholders to Funds From Operations per Diluted Share

	Year ended December 31,
	2007			2006
	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount
Net income available to common stockholders	$718	522.1	$1.38	$718	481.8	$1.49
Adjustments:
Gain on dispositions, net of taxes	(164)	—	(.31)	(416)	—	(.87)
Gain on insurance settlements (a)	(22)	—	(.04)	—	—	—
Amortization of deferred gains, net of taxes	(6)	—	(.01)	(1)	—	—
Depreciation and amortization	519	—	.99	462	—	.96
Partnership adjustments	30	—	.06	34	—	.07
FFO of minority partners of Host LP (b)	(37)	—	(.07)	(30)	—	(.06)
Adjustments for dilutive securities:
Assuming distribution of common shares granted under the comprehensive stock plan less shares assumed purchased at average market price	—	.9	(.01)	—	2.0	(.01)
Assuming conversion of 2004 Exchangeable Senior Debentures	19	30.5	(.08)	19	29.0	(.05)
Assuming conversion of Convertible Subordinated Debentures	—	—	—	2	1.9	—

FFO per diluted share (c)(d)	$1,057	553.5	$1.91	$788	514.7	$1.53

(a)	Represents the gain during the period from the settlement of property insurance claims, including the gains that are included in discontinued operations related to hotels that we have sold.
(b)	Represents FFO attributable to the minority interests in Host LP.
(c)	FFO per diluted share in accordance with NAREIT is adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, those preferred OP units held by minority partners, convertible debt securities and other minority interests that have the option to convert their limited partnership interest to common OP units. No effect is shown for securities if they are anti-dilutive.
(d)	FFO per diluted share and earnings per diluted share for certain periods presented were significantly affected by certain transactions, the effect of which is shown in the table below (in millions, except per share amounts):

	Year ended December 31,
	2007		2006
	Net Income	FFO	Net Income	FFO
Senior notes redemptions and debt prepayments (1)	$(46)	$(46)	$(22)	$(22)
Gain on hotel dispositions, net of taxes	164	—	416	—
Non-recurring Starwood acquisition costs (2)	—	—	(17)	(17)
Preferred stock redemptions (3)	—	—	(8)	(8)
Minority interest benefit (expense) (4)	(4)	2	(14)	2

Total	$114	$(44)	$355	$(45)

Diluted shares	554.7	553.5	483.8	514.7
Per diluted share	$.21	$(.08)	$.73	$(.09)

(1)	Represents call premiums, the acceleration of original issue discounts and deferred financing costs, the termination costs of interest rate swaps, as well as incremental interest during the call or prepayment notice period included in interest expense in the consolidated statements of operations. We recognized these costs in conjunction with the prepayment or refinancing of senior notes and mortgages during certain periods presented.
(2)	Represents non-recurring costs incurred in conjunction with the acquisition of the Starwood Portfolio that are required to be expensed under GAAP, including start-up costs, bridge loan fees and expenses and the Company’s portion of a foreign currency hedge loss by the European joint venture as the venture hedged a portion of its initial investment for the acquisition of six of its European hotels.
(3)	Represents the original issuance costs and incremental dividends during the redemption notice period associated with the redemption of the Class C preferred stock in 2006.
(4)	Represents the portion of the significant transactions attributable to minority partners in Host LP.

Comparable Hotel Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, and adjusted operating profit, on a comparable hotel, or “same store” basis as supplemental information for investors. We present these comparable hotel operating results by eliminating corporate-level costs and expenses related to our capital structure, as well as depreciation and amortization. We eliminate corporate-level costs and expenses to arrive at property-level results because we believe property-level results provide investors with more specific insight into the ongoing operating performance of our hotels. We eliminate depreciation and amortization, because even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and these comparable hotel operating results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or assess the operating performance of these hotels, as these decisions are based on data for individual hotels and are not based on comparable portfolio hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following table presents certain operating results and statistics for our comparable hotels for the periods presented herein:

Comparable Hotel Results(a)

(in millions, except hotel statistics)

	Year ended December 31,
	2007	2006
Number of hotels	93	93
Number of rooms	47.480	47,480
Percent change in Comparable Hotel RevPAR	5.8%	—

Comparable hotel sales
Room	$2,514	$2,375
Food and beverage (c)	1,282	1,236
Other	275	256

Comparable hotel sales (b)	4,071	3,867

Comparable hotel expenses
Room	587	561
Food and beverage (e)	922	902
Other	156	151
Management fees, ground rent and other costs	1,283	1,212

Comparable hotel expenses (d)	2,948	2,826

Comparable hotel adjusted operating profit	1,123	1,041
Non-comparable hotel results, net (f)	354	246
Comparable hotels sold during 2008	(2)	(2)
Office buildings and limited services properties, net (g)	9	8
Depreciation and amortization	(516)	(450)
Corporate and other expenses	(69)	(94)
Gain on insurance settlements	51	10

Operating profit per the consolidated statements of operations	$950	$759

(a)	The reporting period for 2007 is from December 30, 2006 to December 28, 2007 and for 2006 is from December 31, 2005 to December 29, 2006.
(b)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel sales is as follows:

	Year ended December 31,
	2007	2006
Revenues per the consolidated statements of operations	$5,412	$4,802
Revenues of comparable hotels sold during 2008	4	4
Non-comparable hotel sales	(1,296)	(896)
Hotel sales for the property for which we record rental income	50	53
Rental income for office buildings and select service hotels	(92)	(89)
Adjustment for hotel sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(7)	(7)

Comparable hotel sales	$4,071	$3,867

(c)	The reconciliation of total food and beverage sales per the consolidated statements of operations to the comparable food and beverage sales is as follows:

	Year ended December 31,
	2007	2006
Food and beverage sales per the consolidated statements of operations	$1,642	$1,470
Non-comparable food and beverage sales	(386)	(260)
Food and beverage sales for the property for which we record rental income	28	28
Adjustment for food and beverage sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(2)	(2)

Comparable food and beverage sales	$1,282	$1,236

(d)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows:

	Year ended December 31,
	2007	2006
Operating costs and expenses per the consolidated statements of operations	$4,462	$4,043
Operating costs of comparable hotels sold during 2008	2	2
Non-comparable hotel expenses	(944)	(652)
Hotel expenses for the property for which we record rental income	50	53
Rent expense for office buildings and select service hotels	(83)	(81)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(5)	(5)
Depreciation and amortization	(516)	(450)
Corporate and other expenses	(69)	(94)
Gain on property insurance settlements	51	10

Comparable hotel expenses	$2,948	$2,826

(e)	The reconciliation of total food and beverage expenses per the consolidated statements of operations to the comparable food and beverage expenses is as follows:

	Year ended December 31,
	2007	2006
Food and beverage expenses per the consolidated statement of operations	$1,192	$1,080
Non-comparable food and beverage expense	(286)	(193)
Food and beverage expenses for the property for which we record rental income	18	17
Adjustment for food and beverage expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(2)	(2)

Comparable food and beverage expenses	$922	$902

(f)	Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statements of operations as continuing operations and (ii) the difference between the number of days of operations reflected in the comparable hotel results and the number of days of operations reflected in the consolidated statements of operations.

(g)	Represents rental income less rental expense for select service properties and office buildings.